Exhibit 99.1

*PRESS RELEASE*

Contact:

Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB FINANCIAL CORPORATION

COMPLETES CONVERSION STOCK OFFERING

Yorktown Heights, NY; April 20, 2017 — PCSB Financial Corporation (the “Company”), the holding company for PCSB Bank, announced today that PCSB Bank has completed its mutual-to-stock conversion and the Company has completed its related common stock offering, effective at the close of business today. The Company’s common shares are scheduled to begin trading on the NASDAQ Capital Market under the symbol “PCSB” on April 21, 2017.

The Company sold a total of 17,826,408 shares of common stock, which includes 1,453,209 shares sold to the PCSB Bank Employee Stock Ownership Plan, at a price of $10.00 per share. In addition, the Company contributed 338,702 shares of common stock to the PCSB Community Foundation, a charitable foundation formed in connection with the conversion and dedicated to supporting charitable organizations operating in PCSB Bank’s local community. Upon closing, a total of 18,165,110 shares of common stock of the Company are outstanding.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, expects to mail Direct Registration System (DRS) statements for shares purchased in the stock offering, and interest checks for subscribers who submitted payment by check, on or about April 20, 2017.

Sandler O’Neill & Partners, L.P. acted as marketing agent for the Company in connection with the stock offering. Luse Gorman, PC acted as legal counsel to the Company and PCSB Bank. Silver, Freedman, Taff & Tiernan LLP acted as legal counsel to Sandler O’Neill & Partners, L.P.

About PCSB Bank

PCSB Bank is a New York-chartered stock savings bank and the wholly-owned subsidiary of PCSB Financial Corporation. PCSB Bank has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

The shares of common stock of PCSB Financial Corporation are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Disclosures Concerning Forward Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results may include unforeseen delays in delivering DRS statements or interest checks and/or delays in the commencement of trading due to market disruptions or otherwise.